As filed with the Securities and Exchange Commission on February 4, 2005

Registration No. 333-_______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

WPT ENTERPRISES, INC.

(Exact name of registrant as specified in its charter)

Delaware		77-0639000
(State or other jurisdiction of Incorporation or organization)	1041 North Formosa Avenue Formosa Building, Suite 99 West Hollywood, CA 90046 Telephone: (323) 850-2888 Facsimile: (323) 850-2870	(I.R.S. Employer Identification No.)

(Address of principal executive offices)

2004 STOCK INCENTIVE PLAN
(Full title of the Plan)

Lyle Berman
Chief Executive Officer
WPT Enterprises, Inc.
1041 North Formosa Avenue
Formosa Building, Suite 99
West Hollywood, CA 90046
Telephone: (323) 850-2888
Facsimile: (323) 850-2870
(Name and address of agent for service)

Copies to:

Martin R. Rosenbaum, Esq.
David J. Polgreen, Esq.
Maslon Edelman Borman & Brand, LLP
3300 Wells Fargo Center
90 South 7th Street
Minneapolis, Minnesota 55402
Telephone: (612) 672-8200
Facsimile: (612) 672-8397

CALCULATION OF REGISTRATION FEE

Proposed
	Proposed Maximum	Maximum
Title of	Amount to be	Offering Price	Aggregate	Amount of
Securities to be Registered	Registered	Per Share (1)	Offering Price (1)	Registration Fee
Common Stock, par value $.001 per share	3,120,000	$11.66	$36,192,000	$4,259.80

(1)	Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(c) and (h) and based upon the average low and high prices of the Registrant’s Common Stock on January 28, 2005, as reported on the Nasdaq National Market.

PART I

     As permitted by the rules of the Securities and Exchange Commission, this registration statement omits the information specified in Part I of Form S-8. The documents containing the information specified in Part I of this registration statement will be sent or given to eligible employees as specified in Rule 428(b) promulgated under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not being filed with the Commission either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act.

I-1

PART II

Item 3. Incorporation of Documents by Reference.

     The following documents filed by the Registrant with the Securities and Exchange Commission (the “Commission”) are hereby incorporated by reference herein:

(a)	The prospectus contained in the Registrant’s Registration Statement on Form S-1 (SEC File No. 333-114479) filed with the Commission on August 9, 2004;

(b)	The Registrant’s Quarterly Reports on Form 10-Q for the three months ending on October 3, 2004, filed with the SEC on November 17, 2004 and the three months ending July 4, 2004, filed with the SEC on September 23, 2004;

(c)	The Registrant’s Current Reports on Form 8-K dated November 18, 2004 and filed on November 23, 2004; dated December 10, 2004 and filed on December 14, 2004; dated December 16, 2004 and filed on December 20, 2004; dated January 4, 2005 and filed on January 6, 2005; and dated February 2, 2005 and filed on February 4, 2005.

(d)	All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”); and

(e)	The description of capital stock contained in the Registrant’s Registration Statement on Form 8-A (SEC File No. 000-50848) filed with the Commission on July 15, 2004, including any amendment or report filed for purposes of updating such description.

     All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities.

     The Registrant’s common stock is registered under Section 12 of the Exchange Act and, therefore, the description of securities is omitted.

Item 5. Interests of Named Experts and Counsel.

     Not applicable.

Item 6. Indemnification of Directors and Officers.

     Section 145 of the General Corporation Law of the State of Delaware provides as follows:

     A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent or another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

     A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification will be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

     The Registrant’s certificate of incorporation provides that the Registrant will indemnify any person, including persons who are not our directors and officers, to the fullest extent permitted by Section 145 of the Delaware General Corporation Law. In addition, pursuant to the Registrant’s Bylaws, the Registrant will indemnify its directors and officers against expenses (including judgments or amounts paid in settlement) incurred in any action, civil or criminal, to which any such person is a party by reason of any alleged act or failure to act in his or her capacity as such, except as to a matter as to which such director or officer shall have been finally adjudged to be liable for negligence or misconduct in the performance of his or her duty to the corporation or not to have acted in good faith in the reasonable belief that his or her action was in the best interest of the corporation. The Registrant has also entered into contractual agreements with each of its directors and officers pursuant to which it has agreed to indemnify such individuals against similar expenses incurred in connection with claims arising out of their service as a director or officer provided that such indemnification is permitted under applicable law.

     The Registrant maintains directors and officers liability insurance for the benefit of its directors and certain of its officers.

     Reference is made to Item 9 for the Registrant’s undertakings with respect to indemnification for liabilities arising under the U.S. Securities Act of 1933.

Item 7. Exemption from Registration Claimed.

     Not applicable.

Item 8. Exhibits.

Exhibit	Description

5.1	Opinion of Maslon Edelman Borman & Brand, LLP as to the legality of the securities being registered

23.1	Consent of Deloitte & Touche LLP

23.2 24.1 99.1	Consent of Maslon Edelman Borman & Brand, LLP (included in Exhibit 5.1)

Power of Attorney (included on signature page hereof)

2004 Stock Incentive Plan (incorporated by reference to Exhibit 10.5 to Amendment No. 3 to the Registrant’s Registration Statement on Form S-1 (SEC File No. 333-114479), as amended, filed with the Commission on June 15, 2004 and declared effective on August 9, 2004).

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person connected with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of West Hollywood and the State of California, on the 4th day of February, 2005.

WPT ENTERPRISES, INC.
By:	/s/ W. Todd Steele
W. Todd Steele
Chief Financial Officer

POWER OF ATTORNEY

     Each person whose signature to this Registration Statement appears below hereby constitutes and appoints Steven Lipscomb and W. Todd Steele, signing singly as his or her true and lawful attorney-in-fact and agent, with full power of substitution, to sign on his or her behalf individually and in the capacity stated below and to perform any acts necessary to be done in order to file all amendments to this Registration Statement and any and all instruments or documents filed as part of or in connection with this Registration Statement or the amendments thereto and each of the undersigned does hereby ratify and confirm all that said attorney-in-fact and agent, or his substitutes, shall do or cause to be done by virtue hereof.

     The undersigned also grants to said attorney-in-fact, full power and authority to do and perform any and all acts necessary or incidental to the performance and execution of the powers herein expressly granted. This Power of Attorney shall remain in effect until revoked in writing by the undersigned.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Name	Title	Date
/s/ LYLE BERMAN Lyle Berman	Director, Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	February 4, 2005

/s/ STEVEN LIPSCOMB Steven Lipscomb	Director and President	February 4, 2005

/s/ W. TODD STEELE W. Todd Steele	Chief Financial Officer (Principal Financial and Principal Accounting Officer)	February 4, 2005

/s/ TIMOTHY J. COPE Timothy J. Cope	Director	February 4, 2005

Glenn Padnick	Director	February __, 2005

/s/ JOSEPH S. CARSON, JR. Joseph S. Carson, Jr.	Director	February 3, 2005

/s/ MIMI ROGERS Mimi Rogers	Director	February 3, 2005

Ray M. Moberg	Director	February __, 2005

/s/ BRADLEY BERMAN Bradley Berman	Director	February 4, 2005

/s/ MICHAEL A. BEINDORFF Michael A. Beindorff	Director	February 4, 2005

INDEX TO EXHIBITS

Exhibit	Description	Method of Filing

5.1	Opinion of Maslon Edelman Borman & Brand, LLP	Filed Herewith

23.1	Consent of Deloitte & Touche LLP	Filed Herewith

23.2	Consent of Maslon Edelman Borman & Brand, LLP	Included in Exhibit 5

24.1	Power of Attorney	Included on signature page hereof

99.1	2004 Stock Incentive Plan	Incorporated by reference